Exhibit 10.1

TYCO INTERNATIONAL LTD.
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Effective June 1, 2003

Section 1.              Definitions

The following words and terms shall have the indicated meanings wherever they appear in the Plan:

1.1           “Account” shall mean the separate account established under the Plan for each Participant.

1.2           “Administrator” shall mean the person or persons named as such by the Committee or its designee.

1.3           “Annual Deferral Amount” shall mean that portion of a Participant’s compensation that a Participant elects to have and is actually deferred for any calendar year.  All deferrals are made in U.S. dollars.

1.4           “Board of Directors,” “Directors,” or “Director” shall mean, respectively, the Board of Directors, the Directors, or a Director of the Company.  Director shall also mean any former Director during the period immediately following service as a Director while he is in the role of a paid advisor.

1.5           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6           “Committee” shall mean the Compensation Committee of the Board of Directors.

1.7           “Company” shall mean Tyco International Ltd.

1.8           “Notice Form” shall mean the form attached hereto and marked as Exhibit A or any other document which incorporates information substantially similar to Exhibit A.

1.9           “Participant” shall mean each non-employee Director of the Company who participates in the Plan in accordance with its terms and conditions.

1.10         “Plan” shall mean the Tyco International Ltd. Deferred Compensation Plan for Directors as set forth herein, or as it may be amended from time to time by the Board of Directors.

1.11         “Time Certain Payout” shall mean the payout set forth in Section 4.

1.12         “Trust” shall mean the trust arrangement, if any, between the Company and the trustee named therein, as amended from time to time.

Section 2.              Participation

2.1           Each non-employee Director is eligible to participate in the Plan.

2.2           (a) A Director, or a nominee for that office, may elect to participate in the Plan by giving a properly completed Notice Form to the Administrator.  The effective date of participation in the Plan for a Participant shall be the first of the month next following the date that the Administrator receives a properly completed Notice Form.  Such election shall remain in effect until (x) the termination of the Participant’s services as a Director, or (y) he provides a subsequent Notice Form to the Administrator requesting the termination or the modification of such election.

(b) An election to modify a prior election to defer compensation shall operate only for compensation not yet earned or paid.  Accordingly, such an election shall be effective as of the first of the month immediately following the date on which the Administrator receives a properly completed Notice Form.  An election to terminate a prior election can be made at any time.  After such termination, a re-election to start deferrals is treated like a modification provided, however, that such election shall not be effective sooner than six months following the date on which occurs the prior termination of deferrals.

(c) A Participant may change his beneficiary at any time by providing a Notice Form to the Administrator.  A Participant may change the time of distribution of compensation at any time by providing a Notice Form to the Administrator; however, such change shall apply only to deferrals beginning with the calendar year immediately following the valid filing of such change.

Section 3.              Compensation Deferred

3.1           A Participant may elect that the payment of all or a specified portion of the compensation otherwise payable to him in cash only for services as a Director be deferred until such time as elected by the Participant pursuant to the terms of this Plan.  Such compensation includes retainer and meeting fees for service on the Board but does not include travel expense allowance or any other expense reimbursement.  At the time of making any such election, a Participant shall elect that such compensation be deferred and credited to his Account.  Any compensation earned by a Director that is not deferred under the Plan shall be paid to the Director in accordance with normal Company policy.

3.2           At the time that a Participant makes an election to defer compensation under the Plan, the Participant shall elect the manner in which the Annual Deferral Amount shall be deemed to be invested under the Plan.  The Participant shall elect between the hypothetical investment alternatives made available under the Plan as described in Section 3.3 below.  The Participant may change and/or make new investment elections in accordance with procedures established by the Administrator.

3.3           A Participant may elect to invest all or a specified portion of his Account in some or all of the hypothetical investment alternatives listed in Appendix A (each, a “Measurement Fund”), to the extent the Committee makes such investment alternatives available under the Plan.

The Committee may make additional investment alternatives available under the Plan which shall be listed in Appendix A (as may be amended by the Committee from time to time).

The specified portion of an Account that is deemed invested in a Measurement Fund shall be adjusted for investment experience (either gains or losses) in a manner that equals the investment experience attributable to such investment.  Deemed investments in a Measurement Fund shall be credited and debited in accordance with procedures established by the Committee.

In the event that a Participant does not submit a complete and accurate investment election, the Account shall be deemed invested in the Interest Income Measurement Fund or, if none, as determined by the Administrator.

3.4           The Company shall not be required to acquire any securities in connection with deemed investment elections under this Plan.  No Participant shall have any right to receive a distribution in kind from the Plan or have the right to vote any security in which a Participant’s Account is deemed invested.

3.5           Each Participant shall receive a statement of the balance of his Account at least annually or within a reasonable period following the Administrator’s receipt of a request for a statement.

Section 4.              Distribution

4.1           A Participant will receive a single lump sum payment of each Annual Deferral Amount.  He/she may elect to receive distribution within 60 days after the calendar year in which the Director terminates service from the Board or to receive the distribution in a Time Certain payment as described in 4.2.  The lump sum payment shall be in cash and equal to the value of the Account applicable to the original Annual Deferral Amount(s) as adjusted for deemed investment results.

4.2           Subject to Section 4.3, a Participant may elect to receive a Time Certain Payout from the Plan with respect to an Annual Deferral Amount.  The Time Certain Payout shall be a lump sum payment in cash equal to the value of the Account applicable to the original Annual Deferral Amount as adjusted for deemed investment results.  Subject to the other terms and conditions of this Plan, each Time Certain Payout elected shall be paid within sixty (60) days of the first day of the calendar year that is at least five (5) years or a multiple of five (5) years, as elected by the Participant, after the first day of the calendar year to which the applicable Annual Deferral Amount election relates.

4.3           A Participant may, no later than twelve (12) months prior to the date a Time Certain Payment is due, elect to postpone such payment so that it will be paid within sixty (60) days of the first day of the calendar year that is at least five (5) years or a multiple of five (5) years after the original payment due date or at termination from the Board, provided such termination from the Board is at least twelve (12) months after such election is made.

Section 5.              Payment of Deferred Compensation

5.1           Subject to the latest payment date described in Section 5.4, following the Participant’s termination of services as a Director, he shall receive or continue to receive distribution of his Account in accordance with his previous distribution election(s).

5.2           For each payment year, a Participant shall receive a lump sum payment in cash equal to the value of his Annual Deferral Amount(s) due to be paid as of the immediately preceding December 31.  Provided payment is made within the 60-day period after December 31, no investment results shall be credited to the Annual Deferral Amount to be distributed after December 31.

5.3           In the event of a Participant’s death before the balance in his Account is fully paid out, such balance shall be paid as soon as administratively practicable after verification of death is received in a lump sum to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant’s estate.

5.4           Notwithstanding the foregoing, once a Participant’s services as a Director terminate, payment of his Account must be made no later than 60 days following the calendar year in which the Participant attains age seventy (70).

Section 6.              General

6.1           The right of any Participant, beneficiary, or estate to receive payment of any unpaid balance in any Account of the Participant shall be an unsecured claim against the general assets of the Company.  No Participant or other person shall have any right or claim to the payment of any amount that is in any manner superior or different from the right or claim of a general and unsecured creditor of the Company.

6.2           During a Participant’s lifetime, any payment under the Plan shall be made only to him.  No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void.  No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of a Participant or beneficiary entitled thereto.

6.3           Except as otherwise provided herein, the Plan shall be administered by the Administrator which shall have the full discretionary power and authority to administer the Plan, including without limitation, the power and authority to:  (i) construe the Plan’s terms; (ii) make factual determinations; (iii) prepare forms to be used for making elections under the Plan; (iv) establish rules and procedures for administering and operating the Plan; (v) evaluate requests made by Participants; (vi) correct defects under the Plan; (viii) establish the manner in which decisions are made by the Administrator; (ix) retain such legal, actuarial, accounting, clerical, and other services as may be necessary to operate and administer the Plan; (x) establish recordkeeping procedures for the Plan; and (xi) take any and all similar actions to the extent necessary to administer the Plan.  The Administrator may delegate all or some of its authority under the Plan to any other person or entity.  Any findings or determinations made by the Administrator in the administration of the Plan shall be final, conclusive, and binding on all parties.

6.4           The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors, provided that no amendment, modification, or termination shall adversely affect the balance in a Participant’s Account without his consent.

6.5           Nothing contained herein shall be deemed to give any Director the right to be retained in the service of the Company.

6.6           This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Bermuda, notwithstanding the conflict of law rules applicable therein.

6.7           If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.

Section 7.              Trust

7.1           The Company may establish a Trust, and the Company may, at least annually, transfer over to the Trust such assets, if any, as the Company determines, in its sole discretion, are necessary to provide for the liabilities created with respect to the Plan for that year.  The trustees of the Trust shall be selected by the Company from time to time.

7.2           The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust, if any, shall govern the rights of the Participant and the creditors of the Company to any assets transferred to the Trust.  The Company shall at all times remain liable to carry out its obligations under the Plan.  The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

APPENDIX A

MEASUREMENT FUNDS

(as of June 1, 2003)

Interest Income Measurement Fund

U.S. Equity Index Commingled Measurement Fund